SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        July 1, 2002

Public Service Company of Colorado (a Colorado Corporation)

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

001-3280	84-0296600

(Commission File Number) 1225 17th Street, Denver, CO	(IRS Employer Identification No.) 80202

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code        303-571-7511

(Former name or former address, if changed since last report)

SIGNATURES

Item 5. Other Events

On July 1, 2002, Xcel Energy, the parent company of Public Service Company of Colorado (PSCo), received a Notice of Violation (NOV) from the United States Environmental Protection Agency (EPA) alleging violations of the New Source Review (NSR) requirements of the Clean Air Act at PSCo’s Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine “major modifications” and should have required a permit under the NSR process. PSCo believes it acted in full compliance with the Clean Air Act and NSR process. It believes that the projects identified in the NOV fit within the routine maintenance, repair and replacement exemption contained within the NSR regulations or are otherwise not subject to the NSR requirements. PSCo also believes that the projects would be expressly authorized under the EPA’s NSR policy announced by the EPA administrator on June 22, 2002.

If the EPA is successful in any subsequent litigation regarding the issues set forth in the NOV, it could require PSCo to install additional emission control equipment at the facilities and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation. PSCo disagrees with the assertions contained in the NOV and intends to vigorously defend its position. The ultimate financial impact to PSCo is not determinable at this time.

This Current Report on Form 8-K includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “guidance,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission, including Exhibit 99.01 to PSCo’s Annual Report on Form 10-K for the year 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Service Company of Colorado (a Colorado Corporation)

/s/ EDWARD J. MCINTYRE Edward J. McIntyre Vice President and Chief Financial Officer

July 8, 2002